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                                                                     Exhibit 5.1

                [EMENS, KEGLER, BROWN, HILL & RITTER LETTERHEAD]

                               November 4, 1996


Benton Oil and Gas Company
1145 Eugenia Place
Suite 200
Carpinteria, California  93013

Gentlemen:

      We have acted as counsel for Benton Oil and Gas Company (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of up to 735,714 shares of common stock, $0.01 par value per share (the "Shares"), and options to purchase up to 107,571 shares of common stock (the "Options"), to be offered to holders of common stock and/or options of Crestone Energy Corporation, a Colorado corporation ("Crestone") in connection with the merger of Crestone with a subsidiary of the Company. In this connection, we have examined the Certificate of Incorporation, the Bylaws and the respective amendments thereto, the directors' and stockholders' minutes, and the Registration Statement filed with the Securities and Exchange Commission, and exhibits thereto, and such other documents that we have deemed necessary to the opinion hereinafter expressed.

      We are of the opinion that the Shares are validly authorized and upon their issuance in exchange for shares of common stock of Crestone, as contemplated by the Registration Statement, will be legally issued, fully paid, and non-assessable.

      We are of the opinion that the Options are validly authorized and upon their issuance in exchange for options to purchase common stock of Crestone will be legally issued.

      We are of the opinion that the Shares issued upon exercise of the Options as contemplated by the Stock Option Plan and Stock Option Agreements will be validly authorized, legally issued, fully paid, and non-assessable.

      We hereby consent to the reference to Emens, Kegler, Brown, Hill & Ritter Co., L.P.A. appearing under the headings "Legal Matters" and "Certain Federal Tax Consequences" in the Registration Statement and any amendments thereto and the Prospectus of the Company relating to the proposed exchange of the Shares and Options.

                        Very truly yours,

                        EMENS, KEGLER, BROWN, HILL & RITTER CO., L.P.A.



                        By:  /s/ Amy M. Shepherd
                           _____________________________________________
                           Amy M. Shepherd, Vice President